Exhibit 99.1

Canterbury Park Holding Corporation Reports Third Quarter Financial Results

    SHAKOPEE, Minn.--(BUSINESS WIRE)--Nov. 11, 2005--Canterbury Park Holding Corporation (AMEX:ECP) today announced financial results for the third quarter and nine months ended September 30, 2005.
    The Company earned net income of $688,372 on revenues of $16,485,467 for the three months ended September 30, 2005, compared to net income of $1,064,204 on revenues of $17,279,804 for the same period in 2004. Diluted earnings per share for the third quarter of 2005 were $.16 compared to $.26 for the third quarter of 2004. Further results for the first nine months of 2005 are presented in the accompanying table.
    Revenues for the third quarter decreased approximately $794,000, a 5% decrease compared to the third quarter ended September 30, 2004. The decrease in third quarter revenues is primarily due to a 9.4% decrease in pari-mutuel revenues when compared to the same quarter in 2004, reflecting a significant increase in competition from Internet pari-mutuel wagering. In addition, third quarter Card Club revenues decreased approximately 3% when compared to the same period in 2004 reflecting increased poker revenues offset by decreasing revenues in the casino games room due to increased competition from local Native American casinos. Operating expenses decreased slightly in the three months ended September 30, 2005 compared to the third quarter last year. The decrease in operating expense is primarily attributable to a decrease in statutory purses and Minnesota Breeders Fund expenses, related to the reduction in pari-mutuel revenues, which were partially offset by an increase in depreciation expense caused by recent major building and backside improvements.
    Commenting on results, Randy Sampson, Canterbury Park's President stated, "The decline in pari-mutuel revenues was not unexpected as this reflects the experience of racetracks around the country. Internet wagering on horse racing continues to grow at a rapid pace and has had a negative impact on our simulcast operations. In addition, the decrease in Card Club revenues is disappointing to us and demonstrates the effects of expanded gaming offerings at Native American casinos in Minnesota. Ten of the eleven tribes now offer unbanked card games in direct competition with our Card Club."
    "As we look to the future, we are confident the Company has exciting growth opportunities," continued Mr. Sampson. "We will continue to seek legislative approval for expanded gaming options at the Racetrack. In addition, we are starting to plan for the potential development of our 380-acre site in Shakopee. We believe this property, located in one of the fastest growing areas in the region, has the potential to be developed into a unique entertainment complex over the next five to ten years, and provides additional opportunities to grow our revenues and enhance shareholder value."

    About Canterbury Park:

    Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota's only pari-mutuel horse racing facility. The Company's 68-day 2005 live race meet began on May 7 and ended on September 5, 2005. In addition, the Company is authorized under Minnesota law to host "unbanked" card games. Canterbury Park's Card Club operates 24 hours a day, seven days a week and receives collection revenue from 31 poker tables and 19 tables offering a variety of unbanked card games. The Company also conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company please visit us at www.canterburypark.com.

    Cautionary Statement:

    From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, competition from other venues offering unbanked card games legislative and regulatory decisions and changes, the impact of wagering products and technologies introduced by competitors; increases in the percentage of revenues allocated for purse fund payments, increases in compensation and employee benefit costs; the general health of the gaming sector; higher than expected expense related to new marketing initiatives; and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.



NOTE: Financial Summary follows:

                 CANTERBURY PARK HOLDING CORPORATION'S
                     SUMMARY OF OPERATING RESULTS

                              (UNAUDITED)


               Three Months  Three Months   Nine Months   Nine Months
                   Ended         Ended         Ended        Ended
               September 30, September 30, September 30, September 30,
                    2005          2004          2005         2004
               -------------------------------------------------------

Operating
 Revenues       $16,485,467   $17,279,804   $43,114,941   $43,088,418

Operating
 Expenses       $15,331,438   $15,393,116   $39,127,115   $37,893,565

Income from
 Operations      $1,154,029    $1,886,688    $3,987,826    $5,194,853

Non-Operating
 Income             $34,545        $7,423       $76,743       $23,824

Income Tax
 Expense          ($500,202)    ($829,907)  ($1,841,620)  ($2,313,435)

Net Income         $688,372    $1,064,204    $2,222,949    $2,905,242

Basic Net
 Income Per
 Common Share         $0.18         $0.28         $0.57         $0.77

Diluted Net
 Income Per
 Common Share         $0.16         $0.26         $0.53         $0.70
               -------------------------------------------------------

    CONTACT: Canterbury Park Holding Corporation, Shakopee
             Randy Sampson, 952-445-7223